Exhibit 10

Enterprise Bank 2010 Variable Compensation Plan

Purpose and Objective

Enterprise Bank has developed the 2010 Variable Compensation Plan (the Plan) to acknowledge and reward bank wide and individual performance that is aligned with the Bank’s mission, goals, and values.  The Bank’s objective is to motivate and encourage collaboration between employees in achieving or exceeding specified bank wide goals and targets.

Eligible Participants

An employee with an officer status of Vice President (VP) or above and who does not already participate in a Bank individual incentive plan (e.g. Sales Incentive Plan, Branch Relationship Manager Incentive Plan), is eligible to participate in the Plan.  To receive a payout under the Plan, the employee must be employed on the payout date.  If an employee’s hire date is after January 1 of the current plan year, the individual will be eligible for a pro-rata payout, based on wages earned during the plan year.

Target Awards

Eligible plan participants receive a target variable compensation opportunity (target percentage), which is a percentage of their regular earnings (base salary) earned in the current plan year.  Each employee’s target percentage is based upon various factors, including role, position responsibilities, and officer status.

Determination of Variable Compensation Payout

Each plan participant is assigned to a variable compensation group based upon the employee’s position and role at the Bank.  All variable compensation groups contain the below-listed performance factors with varying associated weights (also see Variable Compensation Groups, page 2).

Specific Performance Factors:

•                  Net Income: 2010 Net Income

•                  Deposit Growth: 2010 average low cost deposit growth

•                  Loan Growth: Increase in 2010 total loan balances

•                  Loan Quality: Amount charged to the provision for loan losses in 2010

The Bank must attain a specified level of performance in the Net Income performance factor (the “threshold”) in the current plan year for a payout to be made under any of the performance factors outlined in the Plan.  If the threshold is achieved, the variable compensation pool available for variable compensation payouts will be determined by overall Bank performance (from threshold to stretch, see page 2) and may be modified at the discretion of the Compensation Committee (also see Windfall section).  Managers will then review department and individual employee performance with the Chief Executive Officer and Human Resources to determine each employee’s actual payout.  If an employee has not met expectations for the plan year (received a “Does Not Meet Expectations” performance evaluation), the employee is not eligible for a payout under the Plan.

Windfall

A windfall is an extraordinary or unusual event that may either positively or negatively impact the Bank’s financial reports.  It will be at the discretion of the Compensation Committee whether a windfall will be included in the Bank’s financial results when determining payout under the Plan.

Payout Timing

The performance period is January 1 through December 31 of the current plan year.  If it is determined that participants will receive a payout under the Plan, payouts will be received on or before March 15, following the plan year.

Clawback Provision

If the Bank’s reported financial or operating results are determined to be subject to material negative restatement, the Compensation Committee may require recoupment of full or partial payout made to members of senior management (Senior Vice President (SVP) and above) under the Plan.

The Compensation Committee reserves the authority to approve, modify, or disallow any payout proposed to be made under the Plan.

Specific Scorecard Information

Variable Compensation Pool for Performance Factors

Below Threshold	At Threshold (0.50)	(0.75)	At Target (1.00)	(1.25)	(1.50)	(1.75)	At Stretch (2.00)
There will be a 0% variable compensation pool for the performance factor.	There will be a 50% variable compensation pool for the performance factor.		There will be a 100% variable compensation pool for the performance factor.				There will be a 200% variable compensation pool for the performance factor.

Participant Scorecard*

Variable Compensation Scorecard

Performance		Threshold		Target				Stretch
Factor	Weight	0.50	0.75	1.00	1.25	1.50	1.75	2.00
Net Income	Refer	$9.285M	$9.636M	$10.136M	$10.636M	$11.136M	$11.636M	$12.136M
Deposit Growth	to	$0M	$5.66M	$11.32M	$16.98M	$22.64M	$28.3M	$33.96M
Loan Growth	Groups	$126.5M	$138.75M	$151M	$163.25M	$175.5M	$187.75M	$200M
Loan Quality	Below	$6.22M	$5.557M	$4.893M	$4.229M	$3.566M	$2.902M	$2.238M

*Department and individual performance may also be considered in determining final payouts under the 2010 Variable Compensation Plan.

The performance targets set forth above have been established solely for determining variable compensation payment opportunities under the Plan, and are not intended to provide any indication of the Company’s expectations for future financial performance.

Variable Compensation Groups Applicable to Executive Officers

Bank wide Leadership Group

Performance Factor	Weight
Net Income	40%
Deposit Growth	25%
Loan Growth	20%
Loan Quality	15%

Lending Focused Group

Performance Factor	Weight
Net Income	40%
Deposit Growth	20%
Loan Growth	25%
Loan Quality	15%

Deposit Focused Group

Performance Factor	Weight
Net Income	40%
Deposit Growth	30%
Loan Growth	15%
Loan Quality	15%